Meridian Corporation
Executive Compensation Recoupment Policy

The Board of Directors (the "Board") of Meridian Corporation (the "Company") believes it is desirable, and in the best interests of the Company and its shareholders, to maintain and enhance a culture that is focused on integrity, accountability and that discourages conduct detrimental to the Company's risk profile and sustainable growth. Therefore, the Board has adopted the following Compensation Recoupment Policy (the "Policy"), which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws.

1.Introduction

The purpose of this Policy is to enable the Company to recover Erroneously Awarded Compensation from Covered Executive Officers in the event that the Company is required to prepare an Accounting Restatement. This Policy is designed to comply with, and shall be interpreted to be consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Listing Rule 5608 of The Nasdaq Stock Market (“Nasdaq”) (the “Listing Standards”). Unless otherwise defined in this Policy, capitalized terms shall have the meaning ascribed to such terms in Section 2.

2. Definitions

As used in this Policy, the following capitalized terms shall have the meanings set forth below. “Accounting Restatement” shall mean an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (i.e., a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (i.e., a “little r” restatement).

“Accounting Restatement Date” shall mean the earlier to occur of (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.

“Applicable Period” shall mean, with respect to any Accounting Restatement, the three completed fiscal years immediately preceding the Accounting Restatement Date, as well as any transition period resulting from a change in the Company’s fiscal year within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year).

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended. Any reference to a section of the Code or regulation thereunder includes such section or regulation, any valid regulation or other official guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

“Covered Executive Officer” shall mean an individual who is currently or previously served as the Company’s principal executive officer, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), vice president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), an officer who performs (or performed) a policy-making function, or any other person who performs (or performed) similar policy-making functions for the Company. For the avoidance of doubt, the definition shall include each individual who is currently or was previously designated as an “officer” of the Company as defined in Rule 16a-1(f) under the Exchange Act and/or each executive officer who is or was identified pursuant to Item 401(b) of Regulation S-K. An executive officer of the Company’s parent or subsidiary is deemed a “Covered

Executive Officer” if the executive officer performs (or performed) such policymaking functions for the Company.

“Erroneously Awarded Compensation” shall mean, in the event of an Accounting Restatement, the amount of Incentive-Based Compensation previously received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts in such Accounting Restatement, and must be computed without regard to any taxes paid by the relevant Covered Executive Officer. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (i) the amount of Erroneously Awarded Compensation must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received and (ii) the Company must maintain such documentation of the determination of that reasonable estimate and provide such documentation as required by Nasdaq.

“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and all other measures that are derived wholly or in part from such measure. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall, for purposes of this Policy, be considered Financial Reporting Measures. A Financial Reporting Measure is not required to be presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission to qualify as a Financial Reporting Measure.

"Incentive-Based Compensation" shall mean any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation is deemed “received” for purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.

3. Recoupment of Incentive-Based Compensation

In the event of an Accounting Restatement, the Company will reasonably promptly recover the Erroneously Awarded Compensation, in amounts determined pursuant to this Policy and in accordance with rule 10D-1 and the Listing Standards. The Company’s obligation to recover Erroneously Awarded Compensation is not dependent on the filing of restated financial statements. In addition, recovery under this Policy with respect to a Covered Executive Officer shall not require the finding of any misconduct by such Covered Executive Officer or such Covered Executive Officer being found responsible for the accounting error leading to an Accounting Restatement. In the event of an Accounting Restatement, the method for recouping Erroneously Awarded Compensation shall be determined by the Administrator (as defined below) in its sole and absolute discretion, subject to the requirements of the Listing Standards and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code. In no event, however, may the Administrator agree to accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of a Covered Executive Officer’s obligations hereunder.

The Company shall promptly notify the affected Covered Executive Officer with a written notice containing the amount of any Erroneously Awarded Compensation and a demand for repayment or return of such compensation, as applicable. Recovery may include, without limitation: (i) reimbursement of all or a portion of any incentive compensation award; (ii) cancellation of incentive compensation awards; and (iii) any other method authorized by applicable law or contract.

To the extent that a Covered Executive Officer fails to repay all Erroneously Awarded Compensation to the Company when due, the Company, at the direction of the Administrator, shall take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Covered Executive Officer. The applicable Executive Officer shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.

The Company is authorized and directed pursuant to this Policy to recover Erroneously Awarded Compensation in compliance with this Policy unless the Administrator (or if the Compensation Committee is not serving as the Administrator, a majority of the independent directors serving on the Board) has determined that recovery would be impracticable solely for the one or more of the following reasons, and subject to the following procedural and disclosure requirements: (a) the direct expenses paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered (provided, however, that before reaching such conclusion, the Administrator must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide such documentation to Nasdaq as required by the Listing Standards); or (b) recovery of such Erroneously Awarded Compensation would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Code.

4. Application of this Policy

This Policy applies to all Incentive-Based Compensation received by a person: (a) after beginning service as a Covered Executive Officer; (b) who served as a Covered Executive
Officer at any time during the performance period for such Incentive-Based Compensation; (c) while the Company had a listed class of securities on a national securities exchange; and (d) during the Applicable Period. For the avoidance of doubt, Incentive-Based Compensation that is subject to both a Financial Reporting Measure vesting condition and a service-based vesting condition shall be considered received when the relevant Financial Reporting Measure is achieved, even if the Incentive-Based Compensation continues to be subject to the service-based vesting condition.

5. Administration

This Policy shall be administered by the Compensation Committee of the Board (if composed entirely of independent directors, or in the absence of such a committee, a majority of independent directors serving on the Board) . For purposes of this Policy, the body charged with administering this Policy shall be referred to herein as the “Administrator.” The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy, in each case, to the extent permitted under the Listing Standards and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code. All determinations and decisions made by the Administrator pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Company, its affiliates, its shareholders and Covered Executive Officers, and need not be uniform with respect to each person covered by this Policy.

In the administration of this Policy, the Administrator is authorized and directed to consult with the full Board (in the event the Administrator is not the Board) or such other committees of the Board as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to any limitation under applicable law, the Administrator may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee). Any action or inaction by the Administrator with respect to a Covered Executive Officer under this Policy in no way limits the Administrator’s decision to act or not to act with respect to any other Covered Executive Officer under this Policy or under any similar policy, agreement or arrangement, nor shall any such action or inaction serve as a waiver of any rights the Company may have against any Covered Executive Officer other than as set forth in this Policy.

6. Prohibition on Indemnification and Insurance Reimbursement

The Company shall not be permitted to insure or indemnify any Covered Executive Officer against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy or (ii) any claims relating to the Company’s enforcement of its rights under this Policy. In addition, the Company shall not enter into any agreement that exempts any Incentive-Based Compensation that is granted, paid or awarded to a Covered Executive Officer from the application of this Policy or that waives the Company’s right to recovery of any Erroneously Awarded Compensation, and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date of this Policy).

7. Disclosure and Filings

The Company shall file all disclosures with respect to this Policy required by applicable U.S. Securities and Exchange Commission (“SEC”) filings and rules. A copy of this Policy and any amendments hereto shall be posted on the Company’s website and filed as an exhibit to the Company’s annual report on Form 10-K.

8. Amendment and Termination

The Board may amend this Policy from time to time in its sole and absolute discretion and shall amend this Policy as it deems necessary to reflect the Listing Standards or to comply with (or maintain an exemption from the application of) Section 409A of the Code. The Board may terminate this Policy at any time; provided, that the termination of this Policy would not cause the Company to violate any federal securities laws, or rules promulgated by the Securities and Exchange Commission or the Listing Standards.

9. Other Recovery Obligations

To the extent that the application of this Policy would provide for recovery of Incentive-Based Compensation that the Company has already recovered pursuant to Section 304 of the Sarbanes-Oxley Act or other recovery obligations, any such amount recovered from a Covered Executive Officer will be credited to any recovery required under this Policy in respect of such Covered Executive Officer.

10. Effective Date of Policy.

This Policy shall be effective as of November 21, 2023 (the “Effective Date”). The terms of this Policy shall apply to any Incentive-Based Compensation that is received by Covered Executive Officers on or after October 2, 2023, even if such Incentive-Based Compensation was approved, awarded or granted to Covered Executive Officers prior to such date.

11. Covered Executive Officer Acknowledgement

Any employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement with a Covered Executive Officer shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Executive Officer to abide by the terms of this Policy. Each Covered Executive Officer shall sign and return to the Company within fifteen (15) calendar days following the later of (i) the Effective Date or (ii) the date such individual becomes a Covered Executive Officer, the Acknowledgement Form attached hereto as Exhibit A, pursuant to which the Covered Executive Officer agrees to be bound by, and to comply with, the terms and conditions of this Policy.

12. Binding Effect

This Policy is binding and enforceable against all Covered Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

13. Miscellaneous

The Board intends that this Policy will be applied to the fullest extent permitted by law. The adoption of this Policy does not mitigate, and is intended to enhance, the effect of any recoupment or similar policies in any equity award agreement, employment agreement or similar agreement in effect prior to the Effective Date. This Policy shall not limit the rights of the Company to take any other actions or pursue other remedies that the Company may deem appropriate under the circumstances and under applicable law, in each case, to the extent permitted under the Listing Standards and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code.